AGREEMENT OF PURCHASE AND SALE

(Cumberland Trace, Village at Cliffdale, Morganton Place and Woodberry)

This Agreement of Purchase and Sale (the “Agreement”) is made and entered into as of this 12th day of September, 2006 (the “Effective Date”), by and between America First Apartment Investors, Inc., a Maryland corporation (“Purchaser”), and UDR of NC, Limited Partnership, a North Carolina limited partnership (“Seller”), with respect to certain apartment projects located in the State of North Carolina (the “Portfolio Properties”) which comprise four separate multi-family apartment complexes. The Portfolio Properties are more fully described in Schedule 1 attached hereto.

IN CONSIDERATION of the respective agreements set forth in this Agreement, Seller and Purchaser agree as follows:

ARTICLE I

PURCHASE AND SALE

1.01 Purchase and Sale. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, on the terms and conditions set forth in this Agreement all of Seller’s right, title and interest, if any, in and to, the following:

(a) Real Property and Appurtenances. All that certain real property located in the Counties of Buncombe and Cumberland, State of North Carolina, as more particularly described on Exhibits A-1 through A-4 (the “Land”), together with all interest, if any, of Seller in easements and interests appurtenant thereto including, but not limited to, all right, title and interest, if any, of Seller in and to all water rights, open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores or rights-of-way in, on, across, in front of, contiguous to, abutting, adjoining or otherwise benefiting the Land;

(b) Improvements. With respect to each of the Portfolio Properties, all improvements and fixtures located on the Land, excluding any fixtures owned by tenants or leased by Seller from third parties (provided such leases are not listed on Exhibit B attached hereto), but including all buildings and structures presently located on the Land, and all apparatus, equipment and appliances owned by Seller and used in connection with the operation or occupancy of the Land, including, without limitation, all appliances located in residential units or common areas, all heating and air conditioning systems, parking and recreational facilities and services, refrigeration, ventilation, trash disposal or other utilities, facilities and/or services owned by Seller and located on the Land (collectively, the “Improvements”);

(c) Personal Property. With respect to each of the Portfolio Properties, all of the right, title and interest of Seller in and to all personal property owned by Seller and located on, in, or used in connection with, the Land and/or Improvements, as set forth on the inventory attached hereto as Schedule 3, excluding any (i) software programs, (ii) computer hardware, (iii) related software of Seller, (iv) all of the uninstalled HVAC equipment located in trailers on each of the Portfolio Properties, and (v) any personal property that includes any logo or other information or mark identifying Seller or its affiliates (collectively, the “Personal Property”);

(d) Leases. With respect to each of the Portfolio Properties, all right, title and interest of Seller in and to all leases and other agreements to occupy the Land and/or the Improvements, or any portion thereof, that are in effect on the Effective Date or that Seller enters into prior to Settlement pursuant to the terms of this Agreement (collectively, the “Leases”), including, without limitation, the Leases identified and described on the rent rolls attached hereto as Schedule 2 (each a “Rent Roll” and collectively, the “Rent Rolls”) and all leasing files and security deposits (including pet deposits) pertaining thereto; and

(e) Intangible Property. With respect to each of the Portfolio Properties, all of the right, title and interest of Seller, to the extent transferable by Seller, in and to all trademarks, tradenames, permits, approvals, and entitlements and other intangible personal property owned by Seller and used in the ownership, use and operation of the Land, Improvements and/or Personal Property, including, without limitation, the right to use the names “Cumberland Trace”, “Morganton Place” “Village at Cliffdale” and “Woodberry”, proprietary telephone numbers (i.e., 8xx numbers) related solely to the Property, if any, all property management, operations and tenant lease data on Seller’s computers (which data Seller agrees to provide access to and to cooperate with Purchaser’s efforts to export or transfer such data to Purchaser’s property management computer software and hardware at Settlement) (collectively, the “Intangible Personal Property”); and all transferable right, title and interest in the Seller’s agreements, licenses, permits, approvals, applications and warranties now in effect with respect to the ownership, management or operation of the Property, listed on Exhibit B (the “Service Contracts”), but only to the extent designated by Purchaser under Section 3.01(j) hereof to be assigned to and assumed by Purchaser at Settlement.

All of the items described in Sections 1.01(a), (b), (c), (d) and (e) above shall hereinafter be collectively referred to as the “Property.”

1.02 Purchase Price. The total purchase price for the Property shall be Sixty-Two Million Six Hundred Thousand and 00/100 Dollars ($62,600,000.00) (the “Total Purchase Price”). The purchase price of each Portfolio Property and the other Property associated therewith shall be the sum identified as the purchase price for such Portfolio Property on Schedule 1 attached hereto (the “Purchase Price”). The Total Purchase Price, plus or minus prorations and other adjustments pursuant to this Agreement, shall be paid to Seller as follows:

(a) Deposit. On the Effective Date, Purchaser shall deposit with Fidelity National Title Insurance Company, 8450 East Crescent Parkway, Suite 410, Greenwood Village, CO 80111, Attn: Valena Bloomquist, Vice President, Senior Commercial Escrow Officer (“Title Company”), as escrow agent (the “Escrow Agent”), an earnest money deposit in the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) in immediately available funds (the “Deposit”), which amount shall be applied to the Total Purchase Price if Settlement occurs. The Deposit shall be allocated to each of the Portfolio Properties as set forth on Schedule 1. The proceeds of the Deposit shall be deposited and held by Escrow Agent in accordance with the terms and provisions of this Agreement. The Deposit shall only be refundable to Purchaser as set forth in this Agreement.

(b) Closing Payment. The balance of the Total Purchase Price, as adjusted by the application of the Deposit plus accrued interest thereon and by the prorations and credits specified herein, shall be paid in cash on the Settlement Date (as hereinafter defined) (the amount to be paid under this subparagraph (b) being herein called the “Closing Payment”).

(c) Allocation. Within five (5) days following the Effective Date, Purchaser and Seller will reasonably cooperate to allocate a portion of the Total Purchase Price to the Personal Property described in Section 1.01(c), and the balance shall be allocated to the Real Property, the Appurtenances and the Improvements. In addition, the parties may agree on a reallocation of the Total Purchase Price among the Portfolio Properties prior to Settlement and each party agrees to reasonably cooperate at the request of the other party with respect to any such reallocation.

(d) Interest. The Deposit shall be at all times invested in an interest bearing account. Interest on the Deposit shall belong to the party to whom the Deposit is distributed according to this Agreement and shall be distributed concurrently with the Deposit.

(e) Return of Deposit. If Purchaser instructs Title Company to return the Deposit, Title Company shall notify Seller of Purchaser’s demand, and, unless Title Company receives, within three business days of the date of Title Company’s notice to Seller, a notice from Seller objecting to Purchaser’s demand, Title Company shall return the Deposit to Purchaser. Except as provided to the contrary in this Agreement, if Purchaser makes a demand for return of the Deposit and Title Company does receive such a notice from Seller within such time period, then Title Company shall hold the Deposit in escrow in an interest bearing account until the dispute as to which party is entitled to the proceeds of the Deposit is resolved.

1.03 Closing Costs.

(a) Seller will pay for (i) one-half of all escrow fees, (ii) all documentary, deed, stamp or transfer taxes associated with the recording of the Deed (iii) all other recording fees, (iv) Seller’s attorneys’ fees, and (vii) if Settlement occurs, the cost of the Surveys.

(b) Purchaser will pay for (i) the cost of its inspections, (ii) costs and the premiums to obtain an ALTA owner’s title insurance policy on each of the Portfolio Properties, and the costs of any endorsements to such owner’s title insurance policies, (iii) all costs incurred by Purchaser with respect to its financing of the Total Purchase Price including the costs and premiums associated with any mortgagee title insurance policy and all endorsements requested by the mortgagee, (iv) Purchaser’s attorneys fees, and (v) one-half of any escrow fees.

ARTICLE II

DUE DILIGENCE

2.01 Access Agreement. Purchaser and Seller have entered into an access agreement, dated as of July 19, 2006 (the “Access Agreement”), which provides Purchaser certain access rights, subject to the rights of tenants, to enter upon the Property. After the Effective Date and until Settlement, provided that this Agreement has not been terminated, Purchaser shall continue to have access to the Property and to Seller’s records pertaining thereto upon complying with the provisions of the Access Agreement.

2.02 Title Commitment; Title Policy.

(a) Title Commitment. As of the Effective Date, Seller has caused to be ordered a commitment for an Owner’s Title Insurance Policy (collectively, the “Commitment”) issued by Title Company setting forth the state of title to each Portfolio Property and containing copies of all exceptions and restrictions of record including deed restrictions, liens and covenants with copies of all documents affecting the Portfolio Property reflected in the Commitment (collectively, the “Title Documents”). Furthermore, as of the Effective Date, Seller has caused to be delivered to Purchaser a copy of the Commitment and copies of the Title Documents. In the event any exceptions appear in such Commitment or Title Documents, other than the standard printed exceptions, state, county or city ad valorem taxes and/or assessments not yet due and payable and the Leases, that are unacceptable to Purchaser in Purchaser’s sole discretion, then Purchaser shall, within 3 days following the Effective Date or if such day is not a business day, the next business day, notify Seller in writing of such fact. Any such exceptions not objected to by Purchaser, together with the standard printed exceptions, state, county or city ad valorem taxes and/or assessments not yet delinquent and the Leases shall be deemed “Permitted Exceptions.”

(b) Survey. As of the Effective Date, Seller has provided Purchaser with the most recent survey of each Portfolio Property in its possession (collectively, the “Existing Survey”) and Purchaser has ordered from the company or companies which prepared the Existing Survey, at Purchaser’s sole cost and expense, updated and re-certified as-built surveys of each Portfolio Property (collectively, the “Surveys”). The Surveys shall be certified to Purchaser’s lender (if any), Purchaser and Title Company. As soon thereafter as practicable, but in no event more than 3 days following Purchaser’s receipt of all of the Surveys, or, if such day is not a business day, the next business day, Purchaser shall cause to be furnished to Seller a copy of the Surveys. If the Surveys indicate the presence of any encroachments by or upon the Property (including encroachments on or by easements and set back lines), or any other matters which are objectionable to Purchaser, and Purchaser gives Seller notice of such matters within three (3) days following the later of (i) the Effective Date or (ii) September 11, 2006, such matters shall be considered Defects, and the cure provisions set forth in Section 2.02(c) shall apply.

(c) Defects; Right to Cure. The items described in Sections 2.02 (a) and (b) are collectively referred to as “Title Evidence.” If the Title Evidence discloses defects, claims, liens, exceptions, or conditions unacceptable to Purchaser (“Defects”) and Purchaser gives timely written notice of objections to the Defects as required in Sections 2.02(a) or (b) (“Title Objections”), Seller shall have the option, but not the obligation (other than those required to be removed as set forth in this Agreement) to cure the same. Seller shall have until three (3) days after the date of receipt by Seller of the Title Objections or, if such day is not a business day, the next business day, in which to indicate to Purchaser in writing which of the Defects Seller will cure. If Seller has not notified Purchaser in writing of Seller’s agreement to cure any Title Objection within such time period, Seller will be deemed to have declined to cure the Title Objections. If Seller declines to so cure or remove any Title Objections, Purchaser shall have until the date which is three (3) days after Purchaser’s receipt of Seller’s notice as to whether it will cure or remove any Title Objection (or 3 business days after the expiration of the 3-day period if Seller does not notify Purchaser in writing of Seller’s agreement to cure the Title Objections) to notify Seller in writing of its election to either (i) terminate this Agreement with respect to the Portfolio Property at issue and receive a return of the Deposit allocated to such Portfolio Property, and neither party shall have any further liability to the other hereunder except with respect to the obligations and indemnities set forth in this Agreement which survive termination; or (ii) waive such requirements in which event such Defects shall be deemed Permitted Exceptions and proceed to Settlement. In the event Purchaser elects to terminate this Agreement with respect to any such Portfolio Property in accordance with the preceding sentence, then, at Seller’s sole option, Seller may terminate this Agreement with respect to all of the Portfolio Properties, in which case Seller shall give Purchaser notice of such termination of the Agreement as to all Portfolio Properties within five (5) days of the date of Purchaser’s termination notice to Seller. In the event Purchaser fails to give notice of its election to terminate, Purchaser shall be deemed to have waived its right to terminate this Agreement in accordance with this Section 2.02 in which event such Defects shall be deemed Permitted Exceptions. Notwithstanding anything contained herein to the contrary, all mortgages, deeds of trust, financing statements, security interests, judgments, and other monetary liens (other than liens for taxes which are not yet due and payable) shall not be deemed to be Permitted Exceptions, and Seller shall remove and release, or cause to be removed and released, at Settlement all such items, at Seller’s sole expense (including, without limitation, the payment by Seller of all principal, interest, prepayment penalties and fees in connection therewith), regardless of whether such items were objected to in Purchaser’s Title Objections.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

3.01 Representations and Warranties of Seller. Seller represents and warrants as of the Effective Date and as of the Settlement Date the following:

(a) Duly Formed and Validly Existing. Seller is a duly formed and validly existing entity under the laws of the jurisdiction of its formation.

(b) Agreement Duly Authorized. This Agreement has been duly authorized, executed and delivered by all necessary action on the part of Seller, constitutes the valid and binding agreement of Seller, and is enforceable against Seller in accordance with its terms.

(c) Non-Contravention. The execution and delivery of this Agreement and the performance by Seller of its obligations under this Agreement do not and will not contravene, or constitute a default under any provisions of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding on Seller or result in the creation of any lien or other encumbrance on the Property.

(d) No Right of First Refusal. Seller has not signed a contract with respect to the acquisition of the Property with any third party or granted any third party an option or a right of first refusal to acquire all or any portion of the Property.

(e) Lead-Based Paint. Attached hereto as Exhibit G is a Disclosure of Information on Lead-Based Paint and Lead-Based Paint Hazards for the Portfolio Property known as Cumberland Trace.

(f) Non-Foreign Entity. Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

(g) Environmental Matters. Other than as may be described in the documents set forth in Exhibit C (the “Environmental Site Assessments”) provided to Purchaser by Seller, during Seller’s period of ownership, (i) no Hazardous Materials (as defined in Section 5.01(b)) have been located on the Property or have been released into the environment, or discharged, placed or disposed of at, on or under the Property except as permitted by applicable law; (ii) no underground storage tanks have been located on the Property; (iii) the Property has not been used as a dump for waste material; (iv) the Property complies with any applicable governmental law, regulation or requirement relating to environmental and occupational health and safety matters and Hazardous Materials, and (v) Seller has not received written notice from any tenants regarding the existence of Hazardous Materials on the Property. To Seller’s knowledge, except as may be described in the Environmental Site Assessments provided to Purchaser, (A) no condition occurred on the Property prior to Seller’s acquisition of the same which is or was in violation of any applicable Legal Requirements relating to Hazardous Materials and (B) no property adjoining the Property is affected by Hazardous Materials contamination.

(h) Rent Rolls. The Rent Rolls attached hereto and made a part hereof as Schedule 2 are the Rent Rolls used by Seller in the ordinary course of the Seller’s business.

(i) Litigation. There is no litigation or proceeding pending or, to Seller’s knowledge, threatened against Seller or the Property which could materially affect Purchaser or the Property upon or subsequent to the Settlement Date.

(j) Service Contracts. All of the Service Contracts which affect the Property are set forth on Exhibit B attached hereto and made a part hereof. Purchaser shall have the right to require Seller to terminate the property management agreement (if any) for each Property, and any other Service Contract that is terminable without penalty, effective as of the Settlement by providing written notification to Seller on or before the date which is five (5) days following the Effective Date, but Seller shall not be required to terminate any Service Contract (other than the property management agreements) that is not terminable or that requires payment of a penalty for early termination (unless Purchaser is willing to pay the penalty).

(k) Tax Appeals. To Seller’s knowledge, there are no real estate tax protests, appeals or proceedings affecting the Property.

(l) Condemnation. To Seller’s knowledge, there are no pending or threatened condemnation proceedings affecting the Property.

(m) Personal Property. All Personal Property as of the Settlement Date will be owned by Seller free from encumbrances or liens.

(n) Compliance with Laws. Seller has received no written notice and has no actual knowledge of any current violations of any, laws and governmental regulations applicable to the Property, including without limitation, zoning and subdivision laws and building and fire codes.

(o) Employees. Provided that no employees of Seller are hired by Purchaser, there are no employees of Seller to whom Purchaser will, at or after Settlement, have any obligation.

(p) Commitments for Improvements. No commitments relating to the Property have been made by Seller to any governmental authority, utility company, group or individual which would impose an obligation upon Purchaser or its successors to make any contribution of money or land or to construct, install or maintain any improvements on or off the Property which will not have been fully performed as of Settlement.

(q) Diligence Documents. To Seller’s knowledge, copies of all Leases to occupy the Property, all permits, all environmental reports, and all contracts or agreements that will be binding upon Purchaser after Settlement, with respect to or affecting the Property, made available for review by the Purchaser at the Property Leasing office, or otherwise delivered by Seller (the “Diligence Documents”) are the complete copies of such Diligence Documents.

All representations and warranties set forth in this Subsections 3.01(g) through (p) are based only on the actual knowledge of Seller’s Designated Employees (as hereinafter defined), and shall not be construed to refer to the knowledge of any other officer, agent or employee of Seller or any affiliate thereof. For purposes of this Agreement, the term “Designated Employees” shall refer Ron Skelton, as Seller’s Senior Analyst, and to Donna Shanks and Amanda Miller, as the Regional Managers with responsibility for the area in which (a) Cumberland Trace, Villages at Cliffdale and Morganton Place, and (b) Woodberry, respectively, are located, and to Kristen Stanton and Dennis Sandidge, as the Area Directors with responsibility for the area in which (a) Cumberland Trace, Village at Cliffdale and Morganton Place, and (b) Woodbery, respectively, are located. The Designated Employees shall have no personal liability for any of the representations, warranties, covenants or obligations of Seller hereunder.

3.02 Survival of and Limitations on Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 3.01, as modified by the Seller’s Closing Certification if applicable, shall survive the Settlement for a period of six months from and after the Settlement Date (the “Survival Period”); provided, however, that Purchaser must give Seller written notice of any claim Purchaser may have against Seller for breach of any such representations and warranties set forth in Section 3.01 prior to the expiration of the Survival Period. Any such claim which Purchaser may have which is not so asserted prior to the expiration of the Survival Period shall not be valid or effective, and Seller shall have no liability with respect thereto.

3.03 Representations and Warranties of Purchaser. Purchaser represents and warrants as follows:

(a) Duly Formed and Validly Existing. Purchaser is a duly formed and validly existing entity in good standing under the laws of the jurisdiction of its formation and is duly qualified to transact business in the jurisdiction in which the Property is located.

(b) Agreement Duly Authorized. This Agreement has been duly authorized, executed and delivered by all necessary action on the part of Purchaser, and constitutes the valid and binding agreement of Purchaser, and is enforceable against Purchaser in accordance with its terms.

(c) Non-Contravention. The execution and delivery of and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under any provisions of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any lien or other encumbrance on any asset of Purchaser.

3.04 Survival of Purchaser’s Representations and Warranties. All representations and warranties of Purchaser set forth in Section 3.03 are made as of the Effective Date. The representations and warranties of Purchaser set forth in Section 3.03 shall survive Settlement for the Survival Period.

3.05 Employee Protection. Purchaser agrees that Purchaser will not, without Seller’s prior written consent, solicit for employment (by Purchaser) any of Seller’s employees unless and until Purchaser is prepared to close and Settlement actually occurs in accordance with this Agreement. If Settlement does not occur, for any reason or no reason whatsoever (including Seller’s failure to close), Purchaser agrees that Purchaser will not solicit for employment any of Seller’s employees for at least one year after the termination of the expiration date of this Agreement.

3.06 Covenants.

(a) Operation, Repair and Maintenance. For the period from the Effective Date until the Settlement, Seller covenants and agrees to operate, repair, and maintain the Property in substantially the same manner as operated prior to the Effective Date, not to sell or otherwise dispose of any items of Personal Property unless replaced with an item of like value, quality and utility; and to maintain in full force and effect liability and fire and casualty insurance on the Property. Seller shall not enter into any new service contracts following the Effective Date which are not cancelable upon 30 days’ notice except with the written consent of Purchaser, which shall not be unreasonably withheld or delayed, and Seller will enter into new Leases only in the ordinary course of Seller’s business, provided that Seller shall not enter into any new Lease for a term of less than six (6) months or more than one (1) year.

(b) Vacant Units Rent Ready. Prior to Settlement, Seller shall cause all apartment units at each Property vacated more than five (5) business days prior to Settlement, to be broom clean, freshly painted and with all lighting fixtures and appliances in working order, and all carpet, vinyl or other floor coverings in good condition, in accordance with Seller’s procedures in the ordinary course of business; provided that, if Seller fails to so prepare each such vacant apartment unit, Purchaser shall receive a credit of $400.00 per apartment unit not so prepared.

(c) Representations; Warranties. Seller agrees to promptly notify Purchaser of any fact of which Seller becomes aware which would cause any of the representations or warranties of Seller set forth in Section 3.01 to become false or of any notice that Seller receives regarding such matters. From and after the Effective Date, and until the Settlement or earlier termination of this Agreement, Seller shall not knowingly and intentionally take any action, or knowingly and intentionally omit to take any action, which action or omission would have the effect of violating any of the representations and warranties of Seller contained in this Agreement.

(d) Exclusive Dealing. So long as this Agreement is in full force and effect, Seller shall not list any Property for sale with any broker or otherwise solicit, make or accept any offers to sell the Property, engage in any substantive discussions or negotiations with any third-party with respect to the sale of the Property, or enter into any contracts or agreements (whether binding or not) for the sale, directly or indirectly, of any of the Property.

(e) HUD Consent. The parties acknowledge that Seller has obtained and delivered a copy to Purchaser of the written approval of the Secretary of Housing and Urban Development (“HUD” to the conveyance of the Portfolio Property known as Woodberry Apartments to Purchaser’s assignee, as required by the terms of the Foreclosure Sale Use Agreement, dated September 30, 1993 (the “HUD Agreement”), and written acknowledgement from HUD that Seller is in compliance with the HUD Agreement with respect to the Woodberry Apartments.

(f) Revenue Assurance Escrow.

(i) On the Settlement Date, Seller shall deposit Six Hundred Thousand Dollars ($600,000.00) (the “Revenue Assurance Escrow Amount”) with Title Company to establish an escrow pursuant to the terms of this Section 3.06(f), and an escrow agreement shall be entered into by Purchaser, Seller and Title Company in form and substance consistent with the terms of this Section 3.06(f) and reasonably acceptable to the parties (the “Revenue Assurance Escrow Agreement”). On a monthly basis during the period beginning on the Settlement Date and ending twelve (12) months thereafter (the “Revenue Assurance Period”), Purchaser shall determine whether the aggregate total revenue actually collected by Purchaser in connection with the operation of the three (3) Portfolio Properties, known as Cumberland Trace, Village at Cliffdale and Morganton Place (each, a “Cumberland County Property,” and collectively, the “Cumberland County Properties”), during each month (the “Actual Monthly Revenue”) equals or exceeds Five Hundred Eighty Thousand Dollars ($580,000.00) (the “Monthly Target Amount”). In the event the Settlement Date is any date other than the first day of the month, then, for the first month and the last month of the Revenue Assurance Period, Purchaser’s Actual Monthly Revenue shall be prorated based upon a 30-day month.

(ii) Within ten (10) business days following Purchaser’s written notice to Title Company and to Seller including an invoice from Purchaser for an amount equal to the Monthly Target Amount minus the Actual Monthly Revenue (each, a “Monthly Revenue Assurance Payment”) together with supporting monthly operating statements for each of the Cumberland County Properties, Title Company shall distribute from the Revenue Assurance Escrow Amount an amount equal to the Monthly Revenue Assurance Payment, provided that, in no event shall the aggregate of the Monthly Revenue Assurance Payments made over the Revenue Assurance Period equal more than the Revenue Assurance Escrow Amount, and that Purchaser shall not be entitled to any portion of the Revenue Assurance Escrow Amount to supplement actual revenues collected by Purchaser in connection with the operation of the Cumberland County Properties during any period after the Revenue Assurance Period. Further provided, that if the Title Company shall receive written notice of objection from Seller to any invoice from Purchaser for any Monthly Revenue Assurance Payment within five (5) days of Title Company’s receipt of such invoice, Title Company shall not distribute such Monthly Revenue Assurance Payment until Title Company receives consistent written instructions with respect to the distribution of such funds from both Seller and Purchaser. Actual Monthly Revenue shall include all amounts actually collected, including but not limited to all rents, tenant utility reimbursements and interest income.

(iii) If, during the Revenue Assurance Period, Purchaser sells the Cumberland County Property known as Cumberland Trace, then the Monthly Target Amount shall be reduced to Four Hundred Thirty-Three Thousand Eight Hundred Dollars ($433,800.00) (prorated based upon the actual number of days in the month for any partial month and a 30-day month) (the “Post-Sale Target Amount”) as of the date of such third-party’s acquisition of the Cumberland Trace property for the remainder of the Revenue Assurance Period, provided that Purchaser provides Seller with a copy of the agreement of purchase and sale between such third-party and Purchaser evidencing that Seller has not transferred Cumberland Trace with any revenue-guaranty terms in favor of the third-party acquirer. Under such circumstances of the disposition of the Cumberland Trace property without revenue-guaranty provisions, from the date of such disposition of Cumberland Trace to such third-party, all references in this Agreement to “Monthly Target Amount” shall mean the “Post-Sale Target Amount.” Similarly, if Purchaser sells the Cumberland County Property known as Village at Cliffdale, during the Revenue Assurance Period and whether before or after any sale of the Cumberland Trace property, then the Monthly Target Amount shall be reduced by Two Hundred Thirty-Four Thousand Eight Hundred Dollars ($234,800.00) and/or if Purchaser sells the Cumberland County Property known as Morganton Place, during the Revenue Assurance Period, then the Monthly Target Amount shall be reduced by One Hundred Ninety-Nine Thousand Dollars ($199,000.00). In the event of such reductions triggered by the sale of the Village at Cliffdale property and/or the Morganton Place property, then all references in this Agreement to “Monthly Target Amount,” shall be reduced by the amount associated with each such property sold.

(iv) If, during the Revenue Assurance Period, Purchaser sells the Cumberland Trace, but provides the third-party acquirer with revenue-guaranty terms in favor of the third-party acquirer, then the Monthly Target Amount shall not be modified, and Purchaser shall be entitled to continue, for the remainder of the Revenue Assurance Period, to determine whether the Actual Monthly Revenue during each month (i.e., the aggregate total revenue actually collected by Purchaser, with respect to the operation of the Portfolio Properties known as Village at Cliffdale and Morganton Place, together with the total revenue actually collected by the third-party acquirer of the Cumberland Trace property, with respect to the operation of Cumberland Trace) equals or exceeds the Monthly Target Amount. In the event Actual Monthly Revenue is less than the Monthly Target Amount, the terms of Section 3.06(f)(ii) shall apply. Seller acknowledges that Purchaser shall deliver its written notice to Title Company and to Seller with an invoice from Purchaser for the Monthly Revenue Assurance Payment, together with supporting monthly operating statements, including monthly operating statements prepared by the third-party acquirer of the Cumberland Trace property, with respect to the revenue generated by Cumberland Trace. Purchaser covenants that it will define Actual Monthly Revenue within in any revenue-guaranty provision of such agreement of purchase and sale with a third-party acquirer of the Cumberland Trace property in the same manner as Actual Monthly Revenue is defined in this Section 3.06(f).

(v) Purchaser shall provide Seller access to its books and records within three (3) business days of Seller’s written notice of its desire to access to Purchaser’s books and records in order for Seller to determine the accuracy of the invoices provided by Purchaser.

(vi) In the event that, prior to the expiration of the Revenue Assurance Period, Purchaser sells the Cumberland Trace property together with a revenue-guaranty provision in favor of the third-party acquirer that is evidenced by a copy of the agreement of purchase and sale setting forth such revenue-guaranty, then Purchaser shall obtain from such third-party acquirer the right to access to such third-party acquirer’s books and records upon request, and to provide Seller with copies of all records of the income generated by the Cumberland Trace property, in order for Seller to determine the accuracy of the invoices provided by Purchaser. Purchaser shall provide Seller access to its books and records within three (3) business days of Seller’s written notice of its desire to access to Purchaser’s books and records, and shall provide Seller copies of Purchaser’s third-party acquirer’s books and records associated with the revenues generated by the Cumberland Trace property within five (5) business days of Seller’s written notice of its desire to review copies of such third-party’s books and records. Further, Purchaser shall, during the Revenue Assurance Period, continue to rent units in the ordinary course of business, and Purchaser shall require any third-party acquirer of the Cumberland Trace property to continue to rent Cumberland Trace units in the ordinary course of business.

(vii) Any portion of the Revenue Assurance Escrow Amount held by Title Company at the expiration of the Revenue Assurance Period shall, after payment of any remaining Monthly Revenue Assurance Payments to which Purchaser is entitled, be returned to Seller within fifteen (15) calendar days of the expiration of the Revenue Assurance Period.

ARTICLE IV

CONDITIONS PRECEDENT

4.01 Purchaser’s Conditions Precedent. Purchaser’s obligations hereunder are subject to the satisfaction of the following conditions precedent: (a) Seller shall have duly performed all covenants and other obligations to be performed by it under this Agreement and Seller shall have timely delivered all of the Seller’s items described in Section 7.03, (b) the representations and warranties made by the Seller in this Agreement shall be true on and as of the Settlement Date in all material respects as if such representations and warranties were made on and as of that time, and (c) Seller shall be in a position to convey to Purchaser, at Settlement, fee simple title to the Property by special warranty deed in the form attached hereto as Exhibit D (the “Deed”) subject only to the following: (i) Permitted Exceptions; (ii) state and county or city ad valorem taxes and assessments not yet due and payable; (iii) Leases affecting the Property; and (iv) such other matters as are accepted in writing by Purchaser prior to Settlement. The issuance of an owner’s title policy that does not include exceptions other than Permitted Exceptions to Purchaser shall be conclusive evidence as to the satisfaction of the condition set forth in Section 4.01 (c) above.

ARTICLE V

“AS-IS” SALE

5.01 As-Is Sale.

(a) Due Diligence. As of the Effective Date, Purchaser acknowledges and agrees that has been given, a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Purchaser’s choosing. Purchaser’s execution of this Agreement shall conclusively constitute Purchaser’s approval of each and every aspect of the Property, except as otherwise specifically provided herein.

(b) Seller’s Disclaimer of Warranties, etc. Except as specifically set forth in Section 3.01 and in the Deed, Purchaser acknowledges and agrees that Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, including, but not limited to, representations, warranties, promises, covenants, agreements or guaranties as to, concerning or with respect to (i) the value, nature, quality, structural integrity or condition of the Property or the Improvements, including, without limitation, the water (including groundwater), soil (including repairs, additions or condition thereof), geology and susceptibility to landslides of the Property; (ii) the income to be derived from the Property, the expenses or operations of the Property or the economics of the operation of the Property; (iii) the suitability of the Property or any component or system thereof or thereon for any and all activities and uses which Purchaser may conduct thereon; (iv) the compliance of or by the Property or its operation with any codes, laws, rules, ordinances, regulations, covenants or conditions of any applicable governmental or quasi-governmental authority or body or of any other person or entity, including building or zoning code requirements and the Americans with Disabilities Act; (v) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property; (vi) the manner or quality of the construction or materials, incorporated into the Property or the Improvements; (vii) the manner, quality, status of repair or lack of repair of the Property or the Improvements; (viii) the conformity of the Improvements to any plans or specifications for the Property (including any plans and specifications that may have been or which may be provided to Purchaser by Seller); (ix) the sufficiency of any undershoring; (x) the sufficiency of any drainage; (xi) whether the Property is located wholly or partially in any flood plain or flood hazard boundary or similar area; (xii) the existence or non-existence of underground storage tanks; (xiii) any other matter affecting the stability or integrity of the Property or any buildings or improvements situated on or as part of the Improvements; (xiv) the existence or non-existence of any mold, fungus, bacteria and/or biological growth or biological growth factors on or at the Property; (xv) the availability, quality, nature, adequacy and physical condition of public utilities and services for the Property; (xvi) the potential for further development of the Property; (xvii) the existence of vested land use, zoning or building entitlements affecting the Property; (xviii) the quality, nature, adequacy and physical condition of the Property or the Improvements, including the structural elements, foundations, roofs, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances; (xix) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property; (xx)  the presence of any Hazardous Materials (as defined below) on, in, under or about the Property or any nearby property; (xxi) the condition of title to the Property; (xxii) the Leases, Service Contracts, or other agreements affecting the Property; or (xxiii) any other matter. Purchaser further acknowledges and agrees that having been given the opportunity to inspect the Property and all of the other qualities, characteristics and items set forth in the previous sentence, Purchaser is relying solely on its own investigation of the Property and all of the other qualities, characteristics and items set forth in the previous sentence, and not on any information provided or to be provided by Seller, except to the extent that Seller has provided information concerning the Leases, income and operating expenses of the Property, provided that except as expressly set forth in Section 3.01, in the Deed and the Seller’s Closing Certification Seller makes no representation or warranty regarding such information. Purchaser further acknowledges and agrees that any information provided or to be provided with respect to the Property was obtained from a variety of sources. Seller is not liable or bound in any manner by any verbal or written statements, representations or information pertaining to the Property, or the operations thereof, furnished by any real estate broker, agent, employee, servant or other person. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS-IS” CONDITION AND BASIS WITH ALL FAULTS. IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING.

As used in this Agreement, “Hazardous Materials” means any material, substance or waste designated as hazardous, toxic, radioactive, injurious or potentially injurious to human health or the environment, or as a pollutant or contaminant, or words of similar import, under any Hazardous Materials Law (as defined below), including, but not limited to, mold or other organic contaminants, petroleum and petroleum products, asbestos, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity. As used in this Agreement, “Hazardous Materials Law” means any federal, state or local law, statute, regulation or ordinance now or hereafter in force, as amended from time to time, pertaining to materials, substances or wastes which are injurious or potentially injurious to human health or the environment or the release, disposal or transportation of which is otherwise regulated by any agency of the federal, state or any local government with jurisdiction over the Property or any such material, substance or waste removed therefrom, or in any way pertaining to pollution or contamination of the air, soil, surface water or groundwater, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Toxic Substance Control Act (15 U.S.C. Section 2601 et seq.), and all similar state or local laws.

ARTICLE VI

INDEMNIFICATION AND LIMITATION OF LIABILITY

6.01 Indemnification. Purchaser hereby agrees to indemnify, protect, defend, save and hold harmless Seller from and against any and all debts, duties, obligations, liabilities, suits, claims, demands, causes of action, damages, losses, costs and expenses (including, without limitation, attorneys’ fees and expenses and court costs) in any way relating to, connected with or arising out of Purchaser’s failure to perform its obligations under the Leases or the Service Contracts from and after the Settlement Date. Seller hereby agrees to indemnify, protect, defend, save and hold harmless Purchaser from and against any and all debts, duties, obligations, liabilities, suits, claims, demands, causes of action, damages, losses, costs and expenses (including, without limitation, attorneys’ fees and expenses and court costs) in any way relating to, connected with or arising out of Seller’s failure to perform its obligations under the Leases or the Service Contracts up to the Settlement Date.

6.02 Limitation of Liability.

(a) Seller. Purchaser shall look solely to the assets of Seller for the enforcement or collection of any claim against Seller in connection with this Agreement or the transaction contemplated by this Agreement. Neither any affiliate of Seller nor any of their respective affiliates, officers, directors, employees or agents shall have any liability to Purchaser hereunder. Notwithstanding any provision of this Agreement or any document delivered to Purchaser pursuant to this Agreement to the contrary, Seller’s liability to Purchaser with respect to a breach of this Agreement or any document delivered to Purchaser pursuant to this Agreement shall be limited to Purchaser’s actual damages (excluding any punitive, consequential, exemplary or special damages) provided that in no event shall Seller’s liability for any breach of its representations, warranties and covenants contained herein and in all documents delivered to Purchaser pursuant to this Agreement exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate. The foregoing limitation shall not be applicable to Purchaser’s right to receive disbursements of the Revenue Assurance Escrow Amount pursuant to Section 3.06(f).

(b) Merger. All representations, warranties, agreements and covenants of Seller set forth in this Agreement will, unless specifically provided otherwise in this Agreement, terminate upon the expiration of the Survival Period.

6.03 Survival. The provisions of this Article VI shall survive the Settlement and the delivery of the Deed until the expiration of the Survival Period.

ARTICLE VII

SETTLEMENT

7.01 Settlement. Closing of the transaction contemplated by this Agreement (such action, “Settlement”) shall be held through the Escrow Agent on September 28, 2006 or such date as the parties may otherwise mutually agree (the “Settlement Date”). Possession of the Property shall be delivered to Purchaser at Settlement, subject only to the Permitted Exceptions.

7.02 Prorations. All rents and other recurring (but not non-recurring) revenue from the Property, real estate and personal property ad valorem taxes, and other operating expenses from the Property shall be prorated on the basis of a 365-day year through the day preceding the day of Settlement. If Settlement is extended by mutual agreement, all prorations shall be made as of the day prior to the extended date. Except as provided above, those revenues and expenses for which actual bills are available at Settlement, shall be prorated at Settlement based on such actual bills. Except as provided above, those items for which actual bills were not available at Settlement, shall be prorated based upon Seller’s good faith estimates of the previous month’s or year’s bill(s), as applicable. Any post-closing adjustments shall be made within 90 days after the Settlement Date, except post-closing adjustments for real estate and personal ad valorem taxes which shall be made within 10 days after written demand therefor is made by either party hereto to the other party with a copy of the actual tax bill(s) attached. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 7.02 shall survive Settlement. The following items shall be adjusted or prorated between Seller and Purchaser as set forth below:

(a) Service Contracts. Amounts due under Service Contracts and utility charges shall be determined to the day preceding the Settlement Date and either (i) such charges shall be paid by Seller or (ii) appropriate prorations shall be made if not terminated as of the Settlement Date. Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of Settlement, where necessary, post deposits with the utility companies, and provide Seller with written evidence of the transfer at or prior to Settlement. Seller shall be entitled to recover any and all deposits posted by Seller and held by any utility company as of the Settlement Date.

(b) Lease Payments. Any amounts paid to Seller prior to the Settlement Date on account of or in consideration for the execution of any Lease by Seller (other than current rent) shall be prorated over the term of the Lease and that portion of such payment attributable to that portion of the term of the Lease following the Settlement Date shall be credited to Purchaser by Seller at Settlement.

(c) Delinquent Rents. In the event that, at the time of Settlement, there are any past due or delinquent rents owing by any tenants of the Property, Purchaser shall use commercially reasonable efforts to collect such past due or delinquent rents and shall remit to Seller (in accordance with subsection 7.02(c)(iii) below) its pro rata share thereof less any reasonable and necessary amounts expended by Purchaser to collect such past due or delinquent rents. Rent collected by Purchaser after the Settlement Date shall be applied as follows: (i) first to rent due for periods after the month in which the Settlement Date occurs beginning with the current month and then in inverse order of due dates, (ii) then to rent due for the month in which the Settlement Date occurs, and (iii) then to rent due for periods prior to the month in which the Settlement Date occurs. Except as otherwise provided in this Section 7.02(c), Purchaser shall have no obligation to collect or enforce collection of any such past due or delinquent rents from or against any tenant. In the event that, after Settlement, Seller receives any payments of rent or other sums due from tenants under Leases that relate to periods from and after Settlement, Seller shall forward to Purchaser Purchaser’s portion of such payments as soon as practicable following its receipt thereof.

(d) Prepaid Rents and Security Deposits. All prepaid rents under any Lease for periods after the Settlement Date and all refundable security deposits (including any refundable pet deposits) required to be held under the Leases shall be paid to Purchaser or credited against the Purchaser Price at Settlement.

(e) Utilities. ITSA, formerly USI (“Utility Biller”), provides water, sewer, and trash services to the Property, in accordance with the terms of one or more Service Contracts between Utility Biller and Seller. Utility Biller’s billing is done at least 60 days in arrears. Notwithstanding the fact that Purchaser will assume certain Service Contracts at Settlement, the parties agree that Utility Biller will bill tenants of the Property for two 30-day periods after the Settlement Date in order to recover amounts paid by Seller to the local water district for water and sewer service and to the applicable municipality for trash pickup prior to the Settlement. Payments for utilities are collected at the Property in arrears and Purchaser agrees for a period beginning on the Settlement Date and ending on the last day of the second calendar month following the Settlement Date to collect such amounts and to remit the collected amounts, together with a copy of Utility Biller’s report showing amounts collected, to Seller as soon as possible following the end of the first two calendar months following the Settlement Date. Regardless of when they are billed or collected, all Utility Biller receipts covering any utility charges incurred at the Property from and after the Settlement Date will belong to Purchaser, and all fees owed to Utility Biller from and after the Settlement Date will be the obligation of Purchaser.

7.03 Seller’s Deliveries. Seller shall deliver the following (fully executed and notarized where appropriate) to the Escrow Agent for delivery to Purchaser at Settlement with respect to each Portfolio Property:

(a) the Deed for each of the Portfolio Properties;

(b) a Bill of Sale and Assignment Agreement in the form attached as Exhibit D for each of the Portfolio Properties (each a “Bill of Sale”) transferring, conveying and assigning to Purchaser the Personal Property, the Leases, the Service Contracts, and the Intangible Personal Property;

(c) A Rent Roll for each of the Portfolio Properties dated no more than two (2) business days prior to Settlement setting forth the information included in the Rent Roll, certified by Seller to be the Rent Rolls used by Seller in the ordinary course of Seller’s business;

(d) with respect to each of the Portfolio Properties, an affidavit in form acceptable to the Title Company sufficient to remove any exception for mechanics’ and materialmen’s liens and parties in possession (except tenants under unrecorded, residential Leases, or parties to laundry leases, cable television leases or licenses or other customary arrangements for residential properties that are of record or disclosed in writing to Purchaser);

(e) to be delivered to Seller at each Portfolio Property, each of the original (if available) Leases (including any amendments) in effect at the Property as of the Settlement Date and all files for existing tenants in Seller’s possession or control and all the original (if available) Service Contracts;

(f) an affidavit certifying that the Seller is not a foreign entity under the Foreign Investment in Real Property Act and all information and certifications necessary in order for the Escrow Agent to file IRS Form 1099-S;

(g) the Revenue Assurance Escrow Agreement;

(h) with respect to each of the Portfolio Properties, a notice letter to all tenants under Leases in the form attached as Exhibit E;

(i) with respect to each of the Portfolio Properties, a “Settlement Statement” mutually agreeable to the parties;

(j) all refundable security deposits for current and pending tenants (unless credited against the Purchaser Price);

(k) such instruments as are necessary or reasonably required by Title Company to evidence the authority and good standing of Seller and the person executing the documents on behalf of Seller to do so; and

(l) All keys, codes and/or other means to operate all locks and alarms on the Property, all documents representing the Intangible Personal Property, if any, including original warranties and guaranties, and such other documents that are normally executed at Settlement in the jurisdiction in which the Property is located or are reasonably requested by the Purchaser, its counsel, or the Title Company.

7.04 Purchaser’s Deliveries. Purchaser shall deliver the following (fully executed and notarized where appropriate) to the Escrow Agent for delivery to Seller at Settlement:

(a) the Purchase Price by wire transfer in immediately available funds as provided in Article I of this Agreement;

(b) the Bills of Sale with respect to each Portfolio Property;

(c) the Revenue Assurance Escrow Agreement;

(d) a Settlement Statement with respect to each Portfolio Property;

(e) any other document or agreement required by this Agreement; and

(f) all such other documents that are normally executed at Settlement in the jurisdiction in which the Property is located or are reasonably requested by the Seller or its counsel.

ARTICLE VIII

RISK OF LOSS; CONDEMNATION AND CASUALTY; TERMINATION RIGHTS

8.01 Damage. If, prior to Settlement, a Portfolio Property is destroyed or damaged to any material extent, then Purchaser shall have the option, which must be exercised by it on the earlier of ten (10) days after such damage or destruction or the Settlement Date, to (a) terminate this Agreement with respect to such Portfolio Property by giving written notice thereof to Seller before Settlement, in which event the Deposit allocated to such Portfolio Property, together with all interest accrued thereon, shall be paid to Purchaser, or (b) proceed with the Settlement. If Purchaser elects to proceed with the Settlement then the Settlement shall proceed, without any reduction in the Purchase Price and subject to the other provisions hereof, but Purchaser shall be entitled to any and all insurance proceeds previously paid to Seller as a result of such damage (plus a credit against the cash portion of the Purchase Price for the amount of any deductible maintained by Seller with respect to such policy) and, to the extent the same may be necessary or appropriate, Seller shall assign to Purchaser, at Settlement, all of Seller’s rights to such proceeds. If, prior to Settlement, a Portfolio Property is destroyed or damaged, but not to a material extent, then the Settlement shall proceed without any reduction in the Purchase Price and subject to the other provisions hereof, but Purchaser shall be entitled to any and all insurance proceeds payable to Seller as a result of such damages and destruction (plus a credit against the cash portion of the Purchase Price for the amount of any deductible maintained by Seller with respect to such policy), as set forth above. Damages to or destruction of a Portfolio Property shall be deemed not material if (a) the Portfolio Property can be repaired or replaced for a cost not to exceed five percent (5%) of the allocated Schedule 1 Purchase Price for such Portfolio Property, and (b) the number of rental apartment units damaged or destroyed is less than five percent (5%) of the total number of units at such Portfolio Property.

8.02 Condemnation. If, prior to Settlement, all or any portion of a Portfolio Property is taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by private purchase in lieu thereof, then Purchaser shall have the option, which must be exercised by it within ten (10) days after such damage or destruction or the Settlement Date, to (a) terminate this Agreement with respect to such Portfolio Property by giving written notice thereof to Seller, in which event the Deposit allocated to such Portfolio Property, together with all interest accrued thereon, shall be paid to Purchaser, or (b) proceed with the Settlement. If Purchaser elects to proceed with the Settlement, there shall be no reduction in the Purchase Price, but Purchaser shall be entitled to any and all amounts payable as a result of such taking, including any condemnation award or amounts paid in lieu of such award.

8.03 Purchaser’s Default. If the Settlement does not occur as a result of Purchaser’s default hereunder, Seller’s sole and exclusive remedy shall be to terminate this Agreement by giving written notice thereof to Purchaser, whereupon the Deposit shall be paid to Seller as liquidated damages, as Seller’s sole and exclusive remedy on account of such default hereunder by Purchaser; provided, however, that this provision will not waive or affect any provisions of this Agreement which expressly state that they shall survive the termination of this Agreement, and neither party shall have any further liability or obligation to the other hereunder, except for provisions of this Agreement which expressly state that they shall survive the termination of this Agreement. The parties acknowledge and agree that Seller’s actual damages in the event of Purchaser’s default would be extremely difficult or impracticable to determine. After negotiation, the parties have agreed that, considering all the circumstances existing on the date of this Agreement, the amount of the Deposit is a reasonable estimate of the damages that Seller would incur in such event. The payment of the Deposit to Seller as liquidated damages under the circumstances provided for herein is not intended as a forfeiture or penalty, but is intended to constitute liquidated damages to Seller. By placing their initials below, each party specifically confirms the accuracy of the statements made above, the reasonableness of the amount of liquidated damages agreed upon, and the fact that each party was represented by counsel who explained, at the time this agreement was made, the consequences of this liquidated damages provision.

Initials:

	Seller	Purchaser

8.04 Default by Seller. If Seller fails or refuses to consummate the sale of the Property to Purchaser pursuant to this Agreement at Settlement for any reason other than Purchaser’s failure to perform Purchaser’s obligations under this Agreement, then Purchaser shall have the right (a) to specific performance of the Seller’s obligations under this Agreement or (b) to terminate this Agreement by giving written notice thereof to Seller prior to or at Settlement, whereupon (i) neither party hereto shall have any further rights or obligations hereunder (other than with respect to the obligations and indemnities set forth in this Agreement which survive termination), (ii) the Escrow Agent shall deliver the Deposit to Purchaser, and (iii) Seller shall pay to Purchaser the amount of actual out-of-pocket expenses incurred by Purchaser, not to exceed $40,000 in the aggregate, in investigating the Portfolio Properties, negotiating this Agreement and preparing for Settlement.

ARTICLE IX

BROKERAGE COMMISSION

9.01 Other than Apartment Realty Advisors (“Seller’s Broker”), who shall be paid a commission by Seller pursuant to a separate agreement between Seller and Seller’s Broker, neither Seller nor Purchaser has engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein. Each party shall indemnify, defend and hold the other party harmless against all loss, liability and expense, including reasonable attorneys’ fees and costs, suffered by such other party due to a breach of the foregoing representation, covenant, and warranty. This Section 9.01 shall survive Settlement and the delivery of the Deed or the termination of this Agreement.

ARTICLE X

ESCROW AGREEMENT

10.01 Investment and Use of Funds; Fee. Upon receipt of counterparts of this Agreement executed by Purchaser and Seller and the Deposit, the Escrow Agent shall promptly (a) invest the Deposit in government insured interest-bearing accounts satisfactory to Purchaser, (b) evidence its receipt and investment of the Deposit by executing the counterparts of this Agreement, and (c) provide Purchaser and Seller with fully executed counterparts of this Agreement. The Escrow Agent shall not commingle the Deposit with any funds of the Escrow Agent or others.

10.02 Termination of Escrow. Subject to Section 1.02(e), upon not less than five business days prior written notice to the Escrow Agent and the other party, Escrow Agent shall deliver the Deposit to the party requesting the same; provided, however, that if the other party shall, within said five business day period, deliver to the requesting party and the Escrow Agent a written notice that it disputes the claim to the Deposit, Escrow Agent shall retain the Deposit until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Deposit, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Deposit to a particular party, in which event the Deposit shall be delivered in accordance with such notice, instructions, order, decree or judgment.

10.03 Interpleader. Seller and Purchaser mutually agree that in the event of any controversy regarding the Deposit, unless mutual written instructions are received by the Escrow Agent directing the Deposit’s disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Deposit or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Deposit with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.01 Notice. Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been received upon (a) hand delivery, (b) one (1) business day after being deposited with a reliable overnight courier service, with receipt acknowledgment requested, (c) upon receipt if transmitted by confirmed facsimile, or (d) three (3) business days after deposit if deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required, and addressed as follows:

If to Purchaser:	America First Apartment Investors, Inc.
101 East 52nd Street, 25th Floor
New York, New York 10022
Attn: James Egan
Fax No.: (212) 935-8765
and to:	America First Apartment Investors, Inc.
1004 Farnam Street, Suite 100
Omaha, Nebraska 68102
Attn: David H. Roberts
Fax No.: (402) 557-6399
With a copy to:	Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219
Attn: Andrew J. Tapscott, Esq.
Fax No.: (804) 788-8218
If to Seller:	c/o United Dominion Realty Trust, Inc.
1745 Shea Center Drive, Suite 200
Highlands Ranch, CO 80129
Attn: Matthew T. Akin, Vice President, Acquisitions
& Dispositions
Telephone: (720) 283-6144
Fax No.: (720) 283-2452
email: makin@udrt.com
and to:	c/o United Dominion Realty Trust, Inc.
1745 Shea Center Drive, Suite 200
Highlands Ranch, CO 80129
Attn: Mary Ellen Norwood, Vice President, Legal
Administration
Telephone: (720) 283-6125
Fax No.: (720) 283-2454
email: mnorwood@udrt.com
with a copy to:	Morrison & Foerster llp
370 17th Street
Suite 5200
Denver, Colorado 80202
Attn: David G. Thatcher
Telephone: (303) 592-2231
Fax No.: (303) 592-1510
email: dthatcher@mofo.com

or such other address as either party may from time to time specify in writing to the other.

11.02 Assignment; Successors and Assigns. Except as otherwise provided below or in Section 11.11, Purchaser may not assign its rights hereunder without the prior written consent of Seller (which shall not be unreasonably withheld). Notwithstanding the foregoing, Purchaser shall have the right, without Seller’s consent but with notice to Seller delivered at least ten (10) days prior to the Settlement Date, to assign this Agreement to one or more entities controlling, controlled by or under common control with Purchaser (including assigning or delegating its rights and obligations under this Agreement to four separate entities, such that each Portfolio Property will be conveyed directly to a separate entity controlled by or under common control with Purchaser); provided that any such assignments shall not relieve Purchaser of Purchaser’s covenants and obligations under this Agreement. Seller agrees to cooperate with such assignments and to convey each Portfolio Property to such separate entities if directed to do so by Purchaser. All rights and obligations of Seller and Purchaser under this Agreement shall inure to and be binding on their respective successors and permitted assigns.

11.03 Severability. If any provision of this Agreement shall be in violation of any applicable law or unenforceable for any reason, the invalidity or unenforceability of any provision shall not invalidate or render unenforceable any other provision hereof, which other provisions shall remain in full force and effect.

11.04 Entire Agreement. This Agreement and the Access Agreement constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto.

11.05 Modification. This Agreement and the Access Agreement may be modified only by a written instrument duly executed by Purchaser and Seller hereto. Any modification to Article X must be by a written instrument also executed by the Escrow Agent.

11.06 Incorporation by Reference. All of the exhibits and schedules attached to this Agreement are by this reference incorporated herein and made a part hereof.

11.07 Time is of the Essence. Time is of the essence with respect to every provision of this Agreement.

11.08 No Presumption. The parties acknowledge that each party and its counsel have participated in the negotiation and preparation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

11.09 Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal federal holiday, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days. A “business day” shall mean any day other than a Saturday, Sunday or legal federal holiday.

11.10 Applicable Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the jurisdiction in which the Property is located.

11.11 Like-Kind Exchange. Each of Purchaser and Seller reserves the right to assign its rights under this Agreement (but without release of its obligations herein) to an exchange accommodation title holder or a qualified intermediary, as applicable, who may purchase or sell and thereafter exchange the Property in accordance with the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended. Each party shall cooperate with the other party in connection with any such exchange provided that the Settlement shall not be delayed as a result of any such exchange and neither party shall be required to expend funds in connection with the other party’s exchange. The completion of an exchange shall not be a condition of Settlement so long as the party that does not seek to effect such exchange has reasonably cooperated with the other party as contemplated by this Section. The parties agree to indemnify each other against any claims or liabilities resulting solely from structuring the transaction as an exchange, rather than a direct purchase. Purchaser acknowledges that Seller may (a) merge by operation of law with and into a direct or indirect subsidiary or affiliate of United Dominion Realty Trust, Inc. (“United Dominion”), or (b) otherwise transfer the Property to a subsidiary of United Dominion in order to facilitate the Section 1031 exchange.

11.12 Confidentiality. Purchaser shall keep confidential the existence and terms of this Agreement and all documents, items, materials, data and information furnished or otherwise made available by Seller pursuant to this Agreement (other than information and documents which are already matters of public record or generally known to the public not as a result of a breach of this Section 11.12), and in the event this Agreement is terminated for any reason other than consummation of the transaction contemplated hereby at Settlement, Purchaser shall immediately return to Seller all such documents, items and material furnished or otherwise made available by Seller, including all copies thereof made by Purchaser. As used herein, the term “keep confidential” shall mean that Purchaser shall not disclose or publish the data and information to any person or entity other than its officers, directors, lenders, attorneys, accountants, investors, qualified intermediaries, agents, contractors, consultants and the Title Company involved in the negotiation and consummation of this transaction. Purchaser hereby agrees to indemnify and defend Seller and hold Seller harmless against any injury, loss or damage suffered by Seller as a result of any breach of this confidentiality provision, which indemnity shall survive Settlement or the termination of this Agreement. The confidentiality provisions of this Section 11.12 shall not apply to any disclosures made by Purchaser as required by law (including securities and income tax laws and regulations), by court order, or in connection with any subpoena served upon Purchaser; provided Purchaser shall provide Seller with written notice before making any such disclosure.

11.13 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures on behalf of all parties appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement. Signatures to this Agreement may be transmitted by facsimile and such signatures shall be deemed to be originals.

11.14 Jury Trial Waiver. The parties hereby agree to waive any right to trial by jury with respect to any action or proceeding (a) brought by either party or any other party, relating to (i) this Agreement and/or any understandings or prior dealings between the parties hereto, or (ii) the Property or any part thereof, or (b) to which Seller is a party. The parties hereby acknowledge and agree that this Agreement constitutes a written consent to waiver of trial by jury pursuant to any applicable state statutes.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the parties as of the Effective Date.

Seller:	UDR OF NC, LIMITED PARTNERSHIP, a North Carolina
limited partnership
By: UDRT of Delaware 4 LLC, a Delaware limited
liability company, its General Partner
By: United Dominion Realty, L.P., a Delaware limited
partnership, its Sole Member
By: United Dominion Realty Trust, Inc., a Maryland
corporation, its General Partner
By: /s/ S Douglas Walker

S. Douglas Walker Senior Vice President — Transactions

Purchaser:	America First Apartment Investors, Inc., a Maryland corporation By: /s/ John H. Cassidy

Name: John H. Cassidy

Title: President

Escrow Agent:	Fidelity National Title Insurance Company By:

Name:

Title:

The following exhibits have been omitted:

Schedule 1 – Sellers and Projects Owned
Schedule 2 – Rent Rolls
Schedule 3 – Personal Property Inventory
Exhibit A — Legal Description
Exhibit B — Service Contracts
Exhibit C — Environmental Site Assessments
Exhibit D — Form of Deed
Exhibit E — Bill of Sale and Assignment
Exhibit F — Resident Notice Letter
Exhibit G — Lead-Based Paint Disclosure

The Registrant shall furnish supplementally a copy of any omitted exhibit to the Commission upon request.